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Penske Mover Contract                                            March, 1997
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 Penske Auto Center, located at 3270 West Big Beaver Rd, Suite 130, Troy,
Michigan 48084, agrees to purchase and Service Business Systems with offices located at 11415 West I-70 Frontage Road North, Wheat Ridge, Colorado 80033 (hereinafter called "SBS") agrees to provide Marketing Services (hereinafter called "Services") as may be required by Penske Auto Center (PAC) during the period of this Agreement and under the terms and conditions set forth herein.

Term of Agreement

 The term of the agreement for the PTL Mover Program ends April 30, 1998. This agreement may be extended by PAC upon 60 days prior written notice from the end of any term of this agreement for one or more additional years and the price per piece will be mutually agreed upon by SBS and PAC but in no event will exceed current pricing plus mutually agreed upon inflation adjustments, subject to equal or greater volumes. Upon such renewal, if any, SBS will not charge PAC an additional set-up fee or other similar charges.

Description of Services:

PTL Mover Customer Acquisition and Retention Program

Service Business Systems (SBS) shall provide Penske Auto Center with the following services:

Database Management
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A computerized database will be updated through either a media transfer or electronic download process is used to target potential PAC customers. The data will be provided by Penske Truck Leasing (PTL) on a daily basis. The information will include the full name and address of the customer, date of move, and destination city and state. PTL is responsible for all costs associated with the transfer of data to SBS.

Customer Communications
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The information provided by Penske Truck Leasing will be used to target those customers by PAC. A generic letter will be mailed to the potential PAC customer. The destination information will be used to determine which PAC locations are nearest to customers' new place of residence.

The same letter will be utilized for all mailings. The letter is 8 1/2" x 11" letterhead provided by PTL. The letter will be tri-folded and inserted into a #10 envelope. The PAC logo and return address is pre-printed on the envelope. The customized insert providing an offer to the customer will also be inserted into the envelope. The insert will be approximately 2_" x 6", 2 color. The insert will list the nearest PAC location to the customers moving destination.


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Program Reporting
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SBS will provide additional information as reasonably required by Penske Auto
Centers. SBS and PAC will jointly determine what the appropriate level of reporting will be as the program progresses. A balanced scorecard will be developed by SBS and PAC. The scorecard will include shared objectives with common measures and company-specific objectives with shared measures. These objectives and measures must be linked to the performance evaluations of the appropriate parties.

The insert will be coded to provide tracking information. The accuracy of the tracking information is dependent on the data capture at the point of sale. The primary performance measure is response rate. Response rate is determined by the number of customers who visit a PAC location compared to the list of customers receiving the letter.

Customer Service
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SBS provides one Customer Service Representative devoted to the Penske Auto
Centers account. The Customer Service Representative is available from 7 a.m. until 5 p.m. (MST) for store inquiries. The Customer Service Representative is responsible for day-to-day account activities.

SBS maintains a toll-free number to assist Penske Auto Center as well as Penske Truck Leasing in facilitating changes, database updates and answering questions on an on-going basis. All inquiries are responded to by the end of the next business day.SBS recommends a quarterly meeting between SBS and Penske Auto Center to discuss past program results, current programs, and future marketing initiatives.

Time Frame
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SBS can begin delivery of products and services outlined in this proposal within 30 days of this agreement. The time frame is based on the cooperation of all involved parties.




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                        Fee Structure

Any variation from the description of services required or the projected volumes may impact the fees.

Program Costs

The PTL Mover program will be billed at a per piece rate of $    .  The
pricing is based on an estimated volume of 8,000 pieces per month. PAC will pay such invoice in accordance with the terms set forth below. The price include postage costs. Some aspects of a particular project can not be anticipated. In these cases a quote will be prepared for any work not covered in the above price schedule.

Set-up Fee

The initial one-time set-up fee is $    .  The fee covers program development,
data preparation and conversion, and internal custom programming.  Other than
the price per piece and the set-up fee of $     , SBS will not charge PAC any
additional amount except as expressly provided under additional services below, including any corporate overhead charges, postage charges or otherwise. In the event that SBS cancels this agreement and there are fewer than 100 mailings in 1997, then SBS shall immediately refund to PAC an amount equal to
$      multiplied by the difference between the number of mailings and the number of mailings actually made in 1997.

Mailing Frequency

The mailing frequency is daily. SBS will work with Penske Auto Centers to determine the optimal mailing frequency for the program as the program matures.

Prepaid Postage

SBS will require PAC to provide postage fees on a monthly basis. The amount of the pre-paid postage is based on mutually-agreed upon estimated monthly
volumes multiplied by $    .  By mutual agreement, PAC and SBS will
investigate alternatives to prepaid postage including EFT, a dedicated postage account, or a declining balance program and would utilize the most cost-effective method.

Additional Services

The services to be provided are all-inclusive. All additional services, except for the PTL Mover Program, will only be rendered when approved in advance by Roger S. Penske, Jr., Tim Findlay, or Dave Baptisti.


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Payment Terms and Conditions

SBS will invoice PAC directly for all Services provided under the terms and conditions of this agreement. Upon request, SBS will provide verifications of all completed mailings. This verification will be in the form of receipts and reports provided by the USPS.

Invoices are prepared monthly. Terms of payment are net thirty (30) days from the date of invoice. Payments not received within 30 days are subject to an interest rate of 1.5% per month. Payments not received within 60 days constitute a material breach of this agreement.

Price Protection

Pricing will be firm through the term of the contract, with the exception that SBS will be entitled to increase the pricing in the event of changes initiated by PAC or postal or paper costs increase at any time during the term of this agreement. Increases in paper or postage costs would affect PAC pricing on a direct pass-through basis with no additional charges for corporate overhead or similar charges.

Conflict of Interest

Each party, in performing its obligations under this agreement, shall establish and maintain appropriate business standards, procedures and controls including those necessary to avoid any real or apparent impropriety or adverse impact on the interest of the other party. Each party shall review with reasonable frequency during the term of the agreement, such business standards and procedures including, without limitation, those related to the activities of its employees and agents in their relations with other party's employees, agents and representatives, and other third parties.

Governing Law

The validity and interpretation of this agreement and the legal obligation of the parties to it shall be governed by the laws of the State of Colorado, unless otherwise agreed in writing by representatives of PAC and SBS at the time of the order.

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Notices

All notices pertaining to this Agreement shall be in writing, addressed to the party for whom intended at the address set forth below or at such other address as may be furnished by such party in writing and shall be deemed given on the date of mailing.

 The address of PAC is:                      The address of SBS is:
 Penske Auto Center                          Service Business Systems
 Attn:Roger S. Penske, Jr.                   Attn:  Don Warriner
 3270 W. Big Beaver Rd.                      11415 West I-70 Frontage Road N.
 Suite 130                                   Wheat Ridge, CO  80033
 Troy, MI  48084

Indemnity

SBS agrees to indemnify and hold harmless PAC, its officers, employees and agents with respect to any damages, claims or losses arising out of SBS's nonperformance or misperformance of its obligations under this agreement.

PAC agrees to indemnify and hold harmless SBS, its officers, employees and agents with respect to any damages, claims or losses arising out of PAC's nonperformance or misperformance of its obligations under this agreement and for any alleged trademark infringement or infringement of any intellectual property of third parties. PAC also agrees to indemnify SBS against any and all losses regarding any dispute over the ownership of information contained in the database between PAC and its employees/contractors.

Confidentiality

SBS shall hold all customer and client information obtained from PAC, its officers, employees or agents in strict confidence. SBS acknowledges that all such information is confidential and proprietary to PAC. SBS agrees not to divulge this information without prior written permission of PAC. Information obtained in the performance of this agreement is to be used only in connection with providing Services under this agreement. SBS, however, shall be permitted to disclose said information to its employees and vendors as reasonably necessary to provide the Services described herein, provided that SBS takes steps to ensure that its employees and vendors keep said information confidential. This provision shall survive any termination of this agreement.

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Non-exclusive

PAC acknowledges that SBS is in the business of providing information services and database marketing services to the automotive markets. SBS will continue to provide said services to its current customers, which include major and independent oil companies, automobile dealerships and other local and regional automotive service providers. For the duration of this agreement, SBS will not provide customer acquisition services as outlined in this agreement to other direct automotive full-service national competitors of PAC, including but not limited to WalMart, Montgomery Wards, Target, and Pep Boys, without prior written approval from PAC. For the duration of this agreement, SBS can provide customer follow-up services to other direct automotive full-service national competitors of PAC. Without limiting the nature of SBS's confidentiality obligations set forth in the immediately preceding paragraph, in the event of a conflict between this paragraph and the immediately preceding paragraph, the terms of the immediately preceding paragraph shall control.

Cancellation

Without Cause: Either party is entitled to terminate this contract by providing written notice to the other of such termination with at least sixty
(60) days advance notice.

With Cause: The breach of the terms of this contract by either party, provided such breach is not cured within seven (7) days following notification (or reasonable action taken to correct such a breach within a reasonable time period) by the other party, shall entitle such other party to terminate this contract.
Upon any cancellation of this agreement, SBS agrees return to PAC within fifteen (15) days of the date of notice of cancellation any and all information obtained by SBS under the terms of this agreement, including without limitation the then current database.

Separability

The invalidity or unenforceability of any of the terms, covenants or conditions contained in this agreement shall not render invalid or unenforceable any of the other terms, covenants or conditions of this contract.

If the foregoing is in accordance with your understanding of our agreement, please sign both copies in the space provided and return one copy to this office.

 Agreed and Accepted                         Agreed and Accepted
 Penske Auto Centers, Inc.                   Service Business Systems
 By:                                         By:
 Title:                                      Title:
 Date:                                       Date:



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